UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2015

CARDINAL ETHANOL, LLC
(Exact name of small business issuer as specified in its charter)

Indiana	000-53036	20-2327916
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1554 N. County Road 600 E, Union City, IN	47390
(Address of principal executive offices)	(Zip Code)

(765)-964-3137
(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 1, 2015, Cardinal Ethanol, LLC (the “Company”) executed an Energy Management Services Agreement (the "Capstone Agreement") with Capstone Energy Services, LLC ("Capstone"). In exchange for payment by the Company of a monthly fee, Capstone will provide analysis and recommendations to the Company regarding energy procurement, transportation, storage and risk management. In addition, Capstone will negotiate and administer energy purchase, supply and transportation agreements on behalf of the Company and manage daily and monthly supply and delivery of energy to the plant.

The term of the Capstone Agreement commences on June 1, 2015, and continues for one year unless earlier terminated due to an event of default. Following the expiration of the initial one-year term, the Capstone Agreement will be on a month-to-month basis and may be terminated by either party upon sixty days prior written notice.

Item 1.02 Termination of a Material Definitive Agreement

On March 27, 2015, the Company sent advance written notice of termination to U.S. Energy Services, Inc. of the Energy Management Agreement dated January 23, 2006 between the Company and U.S. Energy Services, Inc. (the “U.S. Energy Agreement”).  The term of the U.S. Energy Agreement is month-to-month and may be terminated by either party upon sixty days prior written notice.  The termination of the U.S. Energy Agreement will be effective on June 1, 2015.

Item 9.01 Financial Statements and Exhibits

(a)	None.

(b)	None.

(c)	None.

(d)	Exhibits

Exhibit No.            Description

99.1        Capstone Energy Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL ETHANOL, LLC

Date: April 2, 2015	/s/ Jeff Painter
Jeff Painter, President and Chief Executive Officer
(Principal Financial Officer)